Exhibit 23.1

Consent of Independent Registered Certified Public Accountants

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4 No. 333-00000) and related Prospectus of Syniverse Holdings, Inc. for the registration of $175,000,000 of Series B 7 3/4% Senior Subordinated Notes due 2013 and Guarantees on Series B 7 3/4% Senior Subordinated Notes due 2013 and to the incorporation by reference therein of our report dated March 28, 2005, with respect to the consolidated financial statements and schedule of Syniverse Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

October 19, 2005